Exhibit 4.58
NOVATION AGREEMENT
This Novation Agreement is made this 8th August 2008 between:
1.	Parsons Brinckerhoff (Asia) Limited of 7th Floor, One Kowloon, 1 Wang Yuen Street, Kowloon Bay, Hong Kong (hereinafter referred to as “Parsons”),

2.	Zastron Precision-Tech Limited of Units 5811-5812, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (hereinafter referred to as “ZPT”),

3.	Nam Tai Electronic & Electrical Products Limited of Units 5811-5812, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (hereinafter referred to as “NTEEP”).
WHEREAS:
(I)	Parsons and ZPT have entered into a Design Consultancy Agreement dated 30 July 2007 in respect of a building project in Wuxi (“the Agreement”).

(II)	ZPT wishes to be released and discharged from the Agreement and Parsons has agreed to release and discharge ZPT, upon NTEEP undertaking to perform the Agreement and to be bound by the terms of the Agreement in place of ZPT with effect from the date of this Novation Agreement (“this Date”).
NOW THIS NOVATION AGREEMENT WITNESSES AS FOLLOWS:
1.	NTEEP undertakes with Parsons with effect from this Date to be bound by and to perform all the terms of the Agreement and to assume all obligations and duties and liabilities under the Agreement in every way as if NTEEP were an original party to the Agreement in lieu of ZPT.

2.	NTEEP hereby ratifies all previous acts and deeds taken or done by ZPT with respect to the Agreement as if the same had been taken or done by NTEEP.

3.	ZPT hereby assigns and transfers to NTEEP all rights, benefits, titles and interest of ZPT in and under the Agreement. The term as used in the Agreement shall as from this Date refer to NTEEP.

4.	With effect from this Date, Parsons releases and discharges ZPT from all claims and demands and liabilities whatever in respect of or related to the Agreement and accepts the liability of NTEEP under the Agreement in lieu of the liability of ZPT and agrees to be bound by and to perform all the terms of the Agreement in every way as if NTEEP were an original party to the Agreement in lieu of ZPT.

5.	This Novation Agreement shall be governed by and construed in accordance with Hong Kong laws, and the parties hereto submit to the non-exclusive jurisdiction of the Hong Kong courts.
IN WITNESS WHEREOF the parties hereto have duly executed the Novation Agreement the day and year first above written.

Signed by Parsons Brinckerhoff	)
(Asia) Limited and its duly	)	[Signed]
authorized representative	)

Sealed with the Common Seal of	)
Zastron Precision-Tech Limited and	)	[Signed]
Signed by John Quinto Farina	)

its director	)

Sealed with the Common Seal of	)
Nam Tai Electronic & Electrical	)
Products Limited and signed by	)	[Signed]
Masaaki Yasukawa and	)
Wong Kuen Ling	)
its directors	)